                                                                   EXHIBIT 10.17

                                                                  EXECUTION COPY

================================================================================

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                             SIMMONS HOLDINGS, INC.,

                              THL BEDDING COMPANY,

                                       AND

                            THE SELLERS PARTY HERETO,

                             AS OF NOVEMBER 17,2003

================================================================================

                                                    TABLE OF CONTENTS

                                                                                                                      PAGE
1.      PURCHASE AND SALE OF THE ACQUISITION SHARES...............................................................      1

        1.1.     The Acquisition Shares...........................................................................      1
        1.2.     Consideration....................................................................................      1
        1.3.     The Closing......................................................................................      2

2.      REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS....................................................      4

        2.1.     Authorization....................................................................................      4
        2.2.     Title to Shares..................................................................................      4
        2.3.     No Violation or Approval.........................................................................      5
        2.4.     Litigation.......................................................................................      5
        2.5.     Brokers..........................................................................................      5

3.      REPRESENTATIONS AND WARRANTIES RELATING TO THE
        COMPANY...................................................................................................      5

        3.1.     Authorization....................................................................................      5
        3.2.     Organization.....................................................................................      6
        3.3.     Capitalization...................................................................................      6
        3.4.     Subsidiaries.....................................................................................      6
        3.5.     No Violation or Approval; Consents...............................................................      7
        3.6.     Financial Statements; No Undisclosed Liabilities.................................................      7
        3.7.     Absence of Changes; Operations in Ordinary Course................................................      8
        3.8.     Taxes............................................................................................      9
        3.9.     Real Estate......................................................................................     10
        3.10.    Operations in Conformity with Laws...............................................................     11
        3.11.    Benefit Plans....................................................................................     11
        3.12.    Intellectual Property............................................................................     12
        3.13.    Environmental Matters............................................................................     13
        3.14.    Material Contracts...............................................................................     13
        3.15.    Transactions with Affiliates.....................................................................     14
        3.16.    No Illegal Payments..............................................................................     14
        3.17.    Litigation.......................................................................................     14
        3.18.    Customers and Suppliers..........................................................................     15
        3.19.    Labor and Employment.............................................................................     15

4.      REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER......................................................     16
        4.1.     Organization.....................................................................................     16
        4.2.     Authorization....................................................................................     16
        4.3.     No Violation or Approval.........................................................................     16
        4.4.     Litigation.......................................................................................     16
        4.5.     Investment Representation........................................................................     16
        4.6.     Financing........................................................................................     17
        4.7.     Brokers..........................................................................................     17
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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                                                                                                                      PAGE
5.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER......................................................     17

        5.1.     Representations and Warranties...................................................................     17
        5.2.     Performance of Obligations.......................................................................     17
        5.3.     Certificates.....................................................................................     17
        5.4.     Injunctions......................................................................................     17
        5.5.     Governmental Approvals...........................................................................     17
        5.6.     Opinions of Counsel..............................................................................     18
        5.7.     General..........................................................................................     18
        5.8.     FIRPTA Certificate...............................................................................     18
        5.9.     Acquisition Financing............................................................................     18
        5.10.    Terminated Contracts.............................................................................     18
        5.11.    Resignations.....................................................................................     18
        5.12.    Releases.........................................................................................     18
        5.13.    Indebtedness.....................................................................................     18
        5.14.    Section 280G.....................................................................................     19

6.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS........................................................     19

        6.1.     Representations and Warranties...................................................................     19
        6.2.     Performance of Obligations.......................................................................     19
        6.3.     Officer's Certificate............................................................................     19
        6.4.     Injunctions......................................................................................     19
        6.5.     Governmental Approvals...........................................................................     19
        6.6.     Opinion of Counsel...............................................................................     20
        6.7.     General..........................................................................................     20

7.      COVENANTS OF THE PARTIES..................................................................................     20

        7.1.     Access to Premises and Information...............................................................     20
        7.2.     Conduct of Business Prior to Closing.............................................................     20
        7.3.     Exclusivity......................................................................................     21
        7.4.     Preparation for Closing..........................................................................     21
        7.5.     Company Payments.................................................................................     21
        7.6.     Confidentiality..................................................................................     22
        7.7.     Business Records.................................................................................     23
        7.8.     Regulatory and Other Authorizations and Consents.................................................     23
        7.9.     Employees........................................................................................     23
        7.10.    Further Assurances...............................................................................     24
        7.11.    Attorney-Client Privilege........................................................................     24
        7.12.    Actions with Respect to Financing................................................................     24
        7.13.    Transfer Taxes...................................................................................     24
        7.14.    Directors and Officers Indemnification and Insurance.............................................     24
        7.15.    Non-Solicitation.................................................................................     25
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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                                                                                                                      PAGE
        7.16.    Tender Offer.....................................................................................     25
        7.17.    Notice of Developments...........................................................................     26
        7.18.    Schedules........................................................................................     26
        7.19.    ESOP Agreement...................................................................................     26
        7.20.    Fenway Rollover..................................................................................     26
        7.21     Cancellation of Insurance Policies...............................................................     26

8.      TERMINATION; EXPIRATION OF REPRESENTATIONS, WARRANTIES
        AND COVENANTS.............................................................................................     26

        8.1.     Termination......................................................................................     26
        8.2.     Effect of Termination............................................................................     27
        8.3.     Expiration of Representations, Warranties, and Covenants.........................................     27

9.      DEFINITIONS...............................................................................................     27

10.     MISCELLANEOUS.............................................................................................     34

        10.1.   Notices...........................................................................................     34
        10.2.    Provisions Concerning the Seller Representative..................................................     36
        10.3.    Expenses of Transaction..........................................................................     37
        10.4.    Entire Agreement.................................................................................     37
        10.5.    Severability.....................................................................................     37
        10.6.    Amendment........................................................................................     37
        10.7.    Parties in Interest..............................................................................     38
        10.8.    Assignment.......................................................................................     38
        10.9.    Governing Law....................................................................................     38
        10.10.   Consent to Jurisdiction..........................................................................     38
        10.11.   Waiver of Jury Trial.............................................................................     39
        10.12.   Reliance.........................................................................................     39
        10.13.   Attorneys' Fees..................................................................................     39
        10.14.   Specific Enforcement.............................................................................     39
        10.15.   No Waiver........................................................................................     39
        10.16.   Investigation; No Additional Representations.....................................................     39
        10.17.   Negotiation of Agreement.........................................................................     40
        10.18.   Construction.....................................................................................     40
        10.19.   Headings.........................................................................................     40
        10.20.   Counterparts.....................................................................................     40

        Exhibit A        Commitment Letters

        Exhibit B        Term Sheet for Fenway Investors Rollover Shares

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made as of November 17, 2003 among THL Bedding Company, a Delaware corporation (the "Buyer"); SIMMONS HOLDINGS, INC., a Delaware corporation (the "Company"); SIMMONS HOLDINGS, LLC, a Delaware limited liability company (the "Investor"), FENWAY PARTNERS CAPITAL FUND II, L.P., a Delaware limited partnership ("FPCF"); FPIP, LLC, a Delaware limited liability company; FPIP TRUST, LLC, a Delaware limited liability company (collectively with the Investor, FPCF and FPIP, LLC, the "Fenway Investors"); and the MANAGEMENT INVESTORS (as defined below and, collectively with the Fenway Investors, the "Sellers").

         WHEREAS, the Sellers own all of the outstanding shares (other than those shares (the "ESOP Shares") held by State Street Bank & Trust Company as trustee (the "Trustee") of the Simmons Company Employee Stock Ownership Trust (the "ESOT")) of common stock of the Company (all such shares exclusive of the ESOP Shares, the "Seller Shares"); and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the Seller Shares except for the Rollover Shares (as defined below) (the "Acquisition Shares"); and

         WHEREAS, the Buyer, the Company and the Trustee intend to enter into and consummate, substantially simultaneously with the consummation of this Agreement, an agreement (the "ESOP Agreement") for the purchase and sale of all of the ESOP Shares for the same Purchase Price per Share (as defined below) set forth herein; and the execution of the ESOP Agreement is conditioned upon, among other things, the execution hereof;

         Now, THEREFORE, in consideration of these premises, the respective covenants of the Buyer and the Sellers set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       PURCHASE AND SALE OF THE ACQUISITION SHARES.

         1.1. The Acquisition Shares. Subject to compliance with all the terms and conditions of this Agreement and in reliance on the representations and warranties set forth herein, each of the Sellers agrees to sell to the Buyer such Seller's Acquisition Shares, and the Buyer agrees to purchase from the Sellers at the Closing all of the Acquisition Shares for the consideration specified in Section 1.2.

         1.2. Consideration. The consideration to be paid by the Buyer to the Sellers for each of the Acquisition Shares will be cash equal to:

                  (a) One billion one hundred million ($1,100,000,000) dollars, minus

                  (b)      the sum of

                           (i) the amount of Indebtedness under the Credit Agreement (exclusive of amounts under standby letters of credit, except to the extent drawn upon and not reimbursed to the issuer thereof on or before the Closing Date);

                           (ii) the outstanding principal amount under the Senior Subordinated Notes, plus all interest accrued thereon;

                           (iii) the outstanding principal amount under the Junior Note, plus all interest accrued thereon;

                           (iv) all Indebtedness of the Company and Simmons Company as of the Closing other than premiums, fees and expenses related to the tender or defeasance of the Senior Subordinated Notes or premium financing related to insurance premiums for periods following the Closing Date;

                           (v) the amount required to satisfy in full the Former Management Obligations;

                           (vi) the amount payable to the participants in the Simmons Holdings, Inc. 2003 Stock Appreciation Rights Plan;

                           (vii)    the amount payable in respect of the
                                    Earnouts;

                           (viii) to the extent not paid prior to the Closing Date, all of the fees and expenses of the Sellers and the Company payable in connection with the transactions contemplated by this Agreement, including, without limitation, any costs and expenses, the fees and expenses incurred by the Trustee, the cost of any fairness opinion obtained by the Trustee and the fees and expenses of the Brokers and the Seller Advisors, but excluding fees and expenses of the Company incurred in connection with (i) the tender offer, (ii) obtaining the Acquisition Financing and (iii) the audit of Simmons Holdings, Inc. (collectively, the "Transaction Expenses"); and

                           (ix)     the Insurance Penalties,

                  (c) plus the exercise price per share of the Options and the Warrants multiplied by the number of shares of the Company's common stock subject to such Options or Warrants, as applicable, divided by 30,288,370.59 (i.e., the aggregate number of Seller Shares, ESOP Shares, Options and Warrants outstanding) (the "Purchase Price per Share").

         1.3. The Closing. The closing (the "Closing") will be held as soon as practicable and in any event within two business days after the satisfaction of the conditions set forth in Sections 5 and 6 and is expected to be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 on or before 10:00 a.m. on December 19, 2003 or on such other date as the Buyer and the Seller Representative may agree in writing but no later than the Expiration Date (the "Closing Date"). The Closing will be deemed to occur at 11:59 p.m. on the Closing Date. Subject to the terms and conditions of this Agreement, at the Closing the following transactions will take place, each being deemed to have occurred simultaneously:

         (a) The Sellers will deliver to the Buyer stock certificates representing all of the Acquisition Shares, free and clear of any Liens, together with separate stock powers duly executed in blank;

         (b) The Buyer will pay to each Seller in cash an amount equal to the product of the Purchase Price per Share multiplied by the number of Acquisition Shares being sold by each such Seller;

         (c) The Buyer will or will cause the Company or Simmons Company to prepay in full all Indebtedness of the Company or Simmons Company then outstanding under the Credit Agreement, and will replace outstanding Letters of Credit that remain undrawn;

         (d) The Buyer will or will cause the Company to pay in cash to the Investor the principal amount of, plus accrued and unpaid interest in respect of, the Junior Note;

         (e) The Buyer will or will cause the Company or Simmons Company to prepay (without duplication of subsections (c) and (d) above) all Indebtedness of the Company or Simmons Company then outstanding other than Indebtedness to be retained following the Closing, all of which retained Indebtedness is as set forth on Schedule 1.3(e);

         (f) The Buyer will or will cause the Company or Simmons Company to pay in cash all amounts due upon the Closing in respect of the Former Management Obligations;

         (g) The Buyer will or will cause the Company to pay to each Optionholder in cash an amount equal to (x) the product of (i) the number of shares of the Company's common stock subject to the Options held by such Optionholder, as set forth on
                  Schedule 3.3, multiplied by (ii) the excess of the Purchase Price per Share over the exercise price per share of such Options, less (y) the amount of withholding Taxes required by law to be withheld from the amounts so paid; and (without duplication of amounts referred to in clause (x) above) less
                  (z) any amounts otherwise payable to any Optionholder in respect of the Options that are deferred pursuant to any deferred compensation agreement entered into between such Optionholder and the Buyer between the date hereof and the Closing Date; and each such Optionholder will tender all such Options to the Company for immediate cancellation;

         (h) The Buyer will or will cause the Company to pay to the Investor in cash an amount equal to the product of (i) the number of shares of the Company's common stock subject to the Warrants and (ii) the excess of the Purchase

                  Price per Share over the exercise price per share for such Warrants; and the Investor will tender all such Warrants to the Company for immediate cancellation;

         (i) The Buyer will or will cause the Company to pay to the Participants in, and as defined in, the Simmons Holdings, Inc. 2003 Stock Appreciation Rights Plan, all amounts due to be paid thereunder less the amount of withholding taxes required by law to be withheld from the amounts so paid;

         (j) The Buyer will or will cause the Company or SC Holdings, Inc. to pay the Earnouts to the recipients thereof;

         (k) The Buyer will or will cause the Company to pay in full the Transaction Expenses; and

         (l) Each party will deliver to the other such certificates, opinions, and other documents as are contemplated hereby or as may reasonably be requested by the other party to evidence compliance with the terms hereof.

2.       REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS.

         In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each Seller, severally and not jointly, represents and warrants to the Buyer, but only with respect to such Seller and the Seller Shares, Options or Warrants, as the case may be, owned by such Seller, that:

         2.1. Authorization. Such Seller has the legal capacity, power and authority (including, if applicable, full organizational power and authority) to execute and deliver this Agreement and each other agreement, document or instrument contemplated by this Agreement and to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of such Seller to authorize and permit the execution and delivery by such Seller of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

         2.2. Title to Shares. Such Seller is the sole record and beneficial owner of, and has good and marketable title to, the Seller Shares, Options and Warrants set forth opposite such Seller's name on Schedule 2.2, free and clear of any Lien, except for restrictions on transfer (a) contained in the Stockholder Agreements and that will be satisfied on or before the Closing, or
(b) imposed by applicable securities laws. Such Seller is not party to any option, warrant, purchase right or other contract or commitment that requires such Seller to sell, transfer or otherwise dispose of any capital stock of the Company, except for this Agreement and the Stockholder Agreements. Such Seller has full right, power and authority to enter into this Agreement. On the Closing Date, such Seller will sell, transfer and deliver good and marketable title to such Seller's Acquisition Shares and Warrants, free and clear of any Lien, except for restrictions on transfer imposed by applicable securities laws.

         2.3. No Violation or Approval. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby will not result in a breach or violation of, or a default under, (a) any statute applicable to such Seller, (b) any agreement to which such Seller is a party or by which such Seller or any of such Seller's Seller Shares or other assets is bound, or (c) any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over such Seller or any of such Seller's Seller Shares or other assets. No consent, approval, order or authorization of, or filing with, any governmental authority or entity or any other party is required of such Seller in connection with the execution and delivery by such Seller of this Agreement or the consummation of any of the transactions contemplated hereby, except for required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or any similar foreign filings.

         2.4. Litigation. As of the date hereof, there is no action, suit or proceeding against, or to the knowledge of such Seller threatened against or affecting, such Seller or its properties, assets or business, before any court or arbitrator or any governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

         2.5. Brokers. No broker or finder other than the Brokers has been engaged by any Seller, the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and no Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent in connection herewith for which the Buyer could become liable or obligated.

3.       REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY.

         In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Buyer that, except as set forth in the disclosure schedule attached hereto, which is organized with section references and disclosures corresponding to the section references herein (the "Disclosure Schedule"):

         3.1. Authorization. The Company has the legal capacity, power and authority (including full corporate power and authority) to execute and deliver this Agreement and each other agreement document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement and to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement and the other agreements, documents and instruments required to be executed and delivered by it pursuant hereto, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         3.2. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. The Company has made available to the Buyer a true, complete and correct copy of the Company's organizational documents, each as in effect on the date hereof (collectively, the "Company Charter Documents").

         3.3. Capitalization. The authorized capital stock of the Company as of the date hereof is set forth in Section 3.3 of the Disclosure Schedule. All of such issued and outstanding shares are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any law or of the preemptive rights of any stockholder and are held of record by the Sellers. There is no outstanding warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation outstanding to which the Company is party relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of its capital stock or other securities convertible into or exchangeable for capital stock of the Company (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right. There are no agreements to register any securities or sales or resales thereof under the federal or state securities laws.

         3.4.     Subsidiaries.

                  (a)      Section 3.4 of the Disclosure Schedule sets forth:
         (1) the name and jurisdiction of organization of each Subsidiary of the Company; (2) with respect to each Subsidiary that is a corporation, (i) the number of shares of authorized capital stock of each class of capital stock of each such Subsidiary, and (ii) the number of issued and outstanding shares of each class of capital stock of each such Subsidiary, the names of the record holders thereof and the number of shares held by each such holder, and (3) with respect to each Subsidiary that is a limited liability company, the name of the sole member of such Subsidiary.

                  (b) Each Subsidiary of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary of the Company has full organizational power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation or limited liability company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing as could not be reasonably expected to have a Material Adverse Effect. The Company has made available to the Buyer true, complete and correct copies of the respective organizational documents of its Subsidiaries, each as in effect on the date hereof (collectively, the "Subsidiary Charter Documents").

                  (c) All of the issued and outstanding shares of capital stock of each Subsidiary of the Company that is a corporation are duly authorized, have been validly issued, are fully paid and non-assessable, were not issued in violation of any law or the preemptive right of any stockholder and are held of record by the Company or its Subsidiaries. There is no warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of capital stock or membership interests of any Subsidiary of the Company or other securities convertible into or exchangeable for capital stock or membership interests any Subsidiary of the Company (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right. There are no agreements to register any securities of any Subsidiary of the Company or sales or resales thereof under the federal or state securities laws.

                  (d) Neither the Company nor any of its Subsidiaries controls directly or indirectly, or has any direct or indirect equity participation or ownership interest in, any corporation, partnership, trust or entity that is not a Subsidiary of the Company.

         3.5. No Violation or Approval; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not result in a breach or violation of, or a default under, (a) any of the Company Charter Documents, (b) any statute applicable to the Company, (c) any material agreement to which the Company is a party or by which the Company or any of its assets is bound, or (d) any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over the Company or any of its assets. Except as would not be reasonably expected to have a Material Adverse Effect, no consent, waiver, approval, order or authorization of, or filing with, any governmental authority or other entity or Person is required in connection with the execution and delivery by the Sellers or the Company of this Agreement or the consummation by the Sellers or the Company of the transactions contemplated hereby, except for required filings under the HSR Act or any similar foreign filings.

         3.6.     Financial Statements; No Undisclosed Liabilities.

                  (a) The Company has furnished the Buyer with copies of the following financial statements of Simmons Company: (a) the audited restated consolidated balance sheets as of December 28, 2002 and December 29, 2001 and the related restated consolidated statements of operations, changes in stockholder's deficit and cash flows for the fiscal years of Simmons Company ended on such dates (as filed with the Securities and Exchange Commission on Form 8-KA on September 16, 2003, the "Audited Financial Statements"), and (b) the unaudited consolidated balance sheet as of September 27, 2003 (the "Reference Balance Sheet Date") and the related statements of operations, changes in stockholder's deficit and cash flows for the nine-month period ended on such date (the "Unaudited Financial Statements") and, collectively with the Audited Financial Statements, the "Financial Statements"). The Financial Statements (i) present fairly the financial position of Simmons Company and its Subsidiaries and the results of operations and cash flows of Simmons Company and its Subsidiaries as of the respective dates thereof and for the periods covered thereby in all material respects and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of Unaudited Financial Statements, to the absence of footnotes and normal year end adjustments.

                  (b) The Company has made all required filings with the U.S. Securities and Exchange Commission (the "SEC") since December 31, 2000. As of their respective dates, all such filings complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC promulgated thereunder applicable to such SEC filings, and such SEC filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements set forth in such SEC filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Exchange Act, including Regulation S-X.

                  (c) To the Company's Knowledge, neither the Company nor any Subsidiary has any Indebtedness, obligations or liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described in the Financial Statements or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described other than those immaterial to the Company or any Subsidiary and incurred in the Ordinary Course of Business since the Reference Balance Sheet Date.

         3.7.     Absence of Changes; Operations in Ordinary Course.

                  (a) No Material Adverse Change. Since the Reference Balance Sheet Date: (1) the Company has not suffered any damage, destruction or loss (whether or not covered by insurance), other than such damages, destruction and loss as do not have or would not in the aggregate be reasonably expected to have a Material Adverse Effect; and (2) there has been no change in the condition, assets or business of the Company other than in the Ordinary Course of Business, except such changes as do not have or would not in the aggregate be reasonably expected to have a Material Adverse Effect.

                  (b) Operations in Ordinary Course. Since the Reference Balance Sheet Date the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and have not: (1) increased the compensation (including bonuses) payable on or after the date hereof, or to become payable on or after the date hereof, to any director or executive officer of the Company or any of its Subsidiaries; (2) declared or paid any dividends, issued, purchased or redeemed any shares of its capital stock or any convertible securities into or exchangeable for any of its capital stock, or made any other distributions to its shareholders other than dividends by wholly-owned Subsidiaries; (3) granted any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock; (4) incurred, assumed, or guaranteed any liabilities or Indebtedness of any kind other than Indebtedness that is incurred in the Ordinary Course of Business; (5) amended the Company Charter Documents or the Subsidiary Charter Documents; (6) disposed of any material assets of the Company or any Subsidiary; (7) licensed any of the Company's or its Subsidiaries' material intellectual property, other than in the Ordinary Course of Business; (8) recalled any products manufactured or sold by the Company or its Subsidiaries; (9) changed any accounting or Tax reporting principles, methods or policies, settled or compromised any Tax claim, action, suit, litigation proceeding, arbitration, investigation, audit and/or controversy or surrendered a right to claim a refund of Taxes; or (10) instituted any action, claim, proceeding, suit or arbitration.

         3.8.     Taxes.

                  (a) Tax Returns. The Company and its Subsidiaries have timely filed (after giving effect to extensions) all federal, state, local and foreign income Tax Returns and all other material Tax Returns required to be filed by them (or any Affiliated Group of which the Company or any Subsidiary is or was a member). The Company and its Subsidiaries have timely paid all Taxes shown as being due on such Tax Returns and all other material Taxes (whether or not required to be shown on any Tax Return).

                  (b) Withholding. All Taxes required to have been withheld and paid by the Company and its Subsidiaries in connection with amounts paid or owing to any employee or independent contractor or otherwise have been withheld and timely paid to the appropriate governmental authority.

                  (c) Disputes. There is no outstanding dispute, claim or audit concerning any material Tax liability of the Company or any of its Subsidiaries either within the Company's Knowledge or claimed or raised by an authority in writing and all material deficiencies asserted as a result of any examinations by any taxing authority of the Tax Returns of the Company or any Subsidiary have been fully paid.

                  (d) Waivers. There has been no waiver of any statute of limitations in respect of Taxes of the Company or any of its Subsidiaries nor any extension of time with respect to an assessment or deficiency relating to Taxes of the Company or any of its Subsidiaries other than an extension arising out of an extension of the due date for filing a Tax Return.

                  (e) Affiliated Groups. Since October 30, 1998, neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group (other than a group the common parent of which was the Company). For taxable periods (or partial periods) commencing October 30, 1998, neither the Company nor any Subsidiary has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of law, as a transferee or successor, by contract, or otherwise.

                  (f) Change in Control Payments. Neither the Company nor any Subsidiary has made, is obligated to make, or is party to any agreement, plan or arrangement that could reasonably be expected to obligate it to make any payment that will not be deductible to the Company or a Subsidiary or by the Buyer or its Affiliates by reason of Section 280G of the Code.

                  (g) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary, other than Liens for Taxes not yet due and payable.

                  (h) None of the Company or any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

                  (i) Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

         3.9.     Real Estate.

                  (a) Section 3.9 of the Disclosure Schedule sets forth a list of all real property owned by the Company or any of its Subsidiaries (the "Owned Real Property"). The Company or its Subsidiaries have good and marketable title to the Owned Real Property and the Owned Real Property is not subject to any encumbrance other than (1) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (2) mechanics', materialmen's, carriers', workers', repairers' and similar statutory Liens arising or incurred in the Ordinary Course of Business, which Liens are not reasonably likely to have a material adverse effect on the property that they encumber, (3) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property that are not violated in any material respect by the current use and operation of the Owned Real Property, or (4) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title but not adversely affecting the current occupancy or use of the Owned Real Property in any material respect.

                  (b) Section 3.9 of the Disclosure Schedule sets forth a list of all leases of real property to which the Company or any of its Subsidiaries is a party (the "Leases"). The Company has made true and substantially complete copies of the Leases available to the Buyer. Each of the Leases is legal, valid, binding, enforceable and in full force and effect. No action has been taken or omitted by the Company, or any of its Subsidiaries, and, to the Company's Knowledge, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a default under any Lease or that would be reasonably expected to have a Material Adverse Effect.

                  (c) There are no written or oral leases, subleases, licenses, concessions or occupancy agreements granting any Person (other than the Company or its Subsidiaries) the right of use or occupancy of the Owned Real Property and there is no Person (other than the Company, its Subsidiaries or the lessors of any of the leased real property) in possession of the leased real property.

         3.10. Operations in Conformity with Laws. Neither the Company nor any of its Subsidiaries is in material violation of, or in default under, any law, statute, standard, ordinance, code, order, rule, regulation, judgment or decree. All material governmental or regulatory licenses and permits necessary in connection with the operations of each of the Company and its Subsidiaries are in full force and effect There are no claims, investigations, lawsuits, or administrative proceedings pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries that would prevent or materially delay the transactions contemplated hereby.

         3.11.    Benefit Plans.

                  (a) Company Plans. Section 3.11 of the Disclosure Schedule sets forth a list of all Employee Plans that are maintained by the Company and any of its Subsidiaries to which the Company or any of its Subsidiaries contributes or is required to contribute, or with respect to which the Company or any of its Subsidiaries has any liability (contingent or otherwise) for premiums or benefits and that benefit any employee or former employee of the Company or any of its Subsidiaries (a "Company Plan").

                  (b) Plan Qualification; Plan Administration. Except with respect to any Multiemployer Plan (as defined below), each Company Plan that is intended to be qualified under Section 401 (a) of the Code is so qualified, or corrective action may be taken to cure any qualification defect with respect to any such Company Plan without material liability to the Company; (ii) each Company Plan is in compliance in all material respects with applicable law, and (iii) the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Company Plan that is a Welfare Plan subject to such provisions.

                  (c) All Contributions and Premiums Paid. All required contributions, assessments and premium payments of the Company and its Subsidiaries on account of each Company Plan have been timely paid.

                  (d) Claims. With respect to each Company Plan other than any Multiemployer Plan, there are no existing (or, to the Company's Knowledge, threatened) lawsuits, claims or other controversies, other than claims for information or benefits in the normal course.

                  (e) No Liability. No Company Plan other than any Multiemployer Plan is subject to Title IV of ERISA and, to the Company's Knowledge, no event (including any action or any failure to take any action) has occurred within the immediately preceding six years with respect to any Company Plan currently maintained by the Company, any of its Subsidiaries or any corporation, trust, partnership or other entity (a "Related Entity") that would be considered as a single employer with the Company under Sections 4001(b)(l) of ERISA or
         Section 414(b), 414(c), 414(m) or 414(o) of the Code, that would subject the Company or any of its Subsidiaries to any material liability (contingent or otherwise) under Title IV of ERISA or give rise to a material liability (contingent or otherwise) under ERISA.

                  (f) Multiemployer Plans. With respect to current and former employees of the Company and its Subsidiaries, none of the Company, any of its Subsidiaries or any Related Entity contributes, or within the immediately preceding six years has been required to contribute, to any multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan") or has any liability to employees (including, but not limited to, withdrawal liability) under any Multiemployer Plan.

                  (g) Retiree Benefits; Certain Welfare Plans, Except as required under Section 601 et seq. of ERISA, no Company Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. To the Company's Knowledge, nothing has occurred with respect to any Company Plan described in Section 4980B of the Code that could subject the Company, any of its Subsidiaries or any Related Entity to a Tax under Section 4980B of the Code.

                  (h) Severance. The transactions contemplated by this Agreement will not by themselves result in any material payment of severance or other compensation to, or any acceleration, vesting or increase in material benefits under any Company Plan for the benefit of any employee.

         3.12.    Intellectual Property.

                  (a) Section 3.12 of the Disclosure Schedule sets forth a list of all material licenses and other agreements, other than licenses or other agreements between or among the Company and any of its Subsidiaries, under which (i) any Person grants the Company or any of its Subsidiaries any right or authorization to use any Company IP Rights or (ii) the Company or any of its Subsidiaries grants any other Person any right or authorization to use any Company IP Rights.

                  (b) The Company has made available to the Buyer a list of all material applications, registrations, filings and other formal actions made or taken pursuant to federal and state laws by the Company and its Subsidiaries to perfect or protect its interest in the Company IP Rights, including all patents, trademarks, service marks and registered copyrights, and all applications for the foregoing.

                  (c) Section 3.12 of the Disclosure Schedule sets forth an accurate and complete list of all material registered Marks, pending applications for registration of any Marks, all material Patents, and all material registered Copyrights owned by the Company or one of its Subsidiaries.

                  (d) Except in each case as would not be reasonably expected to have a Material Adverse Effect: (1) the Company or one of its Subsidiaries owns free and clear of any and all Liens, is licensed or has the right to use, sell or license all of the Company IP Rights;
         (2) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any material instrument or agreement governing any the Company IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any the Company IP Rights or impair the right of the Company or such Subsidiary to use, sell or license any the Company IP Rights or portion thereof; (3) except as set forth in Section 3.12 of the Disclosure Schedule to the Company's Knowledge, the conduct of the Company's and its Subsidiaries' businesses as presently conducted do not infringe any Intellectual Property Right of any other Person; (4) except as set forth in Section
         3.12 of the Disclosure Schedule there is no pending or, to the Company's Knowledge, threatened, claim, opposition or cancellation proceeding, or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right; (5) the Company and its Subsidiaries take reasonable steps to protect the Company and its Subsidiaries' rights in and to the Company IP Rights and to prevent the unauthorized use thereof by any Person; and (6) except as set forth in Section 3.12 of the Disclosure Schedule to the Company's Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company IP Rights by any Person

         3.13.    Environmental Matters. To the Company's Knowledge:

                  (a) each of the Company and its Subsidiaries is in compliance with all Environmental Laws, except for such noncompliance as would not reasonably be expected to result in a liability in excess of $2 million in the aggregate;

                  (b) there is as of the date hereof no action pending or threatened against the Company or any of its Subsidiaries in respect of
         (1) material noncompliance with any Environmental Laws, (2) the release of any Hazardous Substance, or (3) the handling, storage, use, transportation or disposal of any Hazardous Substance; and

                  (c) the Company has not received notice of any past or continuing release of any Hazardous Substance into the environment at any real property currently or previously leased or owned by the Company, any of its Subsidiaries or any of their respective predecessors or at any property at or to which the Company, any of its Subsidiaries or any of their respective predecessors transported or disposed of any waste.

         3.14.    Material Contracts.

                  (a) Section 3.14 of the Disclosure Schedule contains a list of all Contracts of the types described below that are currently in effect with respect to the Company or any Subsidiary:

                           (1) all employment and consulting Contracts or Contracts providing for severance, retention or change of control payments to employees or consultants;

                           (2)      all Contracts (or group of related
                  Contracts) or options to sell, license (as licensor) or lease (as lessor) any property or asset of the Company or any of its Subsidiaries in excess of $500,000 per year, except for sales of inventory and other sales in the Ordinary Course of Business;

                           (3)      all Contracts (or group of related
                  Contracts) pursuant to which the Company or any of its Subsidiaries (i) possesses or uses, or has agreed to acquire, license (as licensee) or lease (as lessee), any property or asset and (ii) is required to make payments, accrue expenses or incur charges in excess of $500,000 per year;

                           (4)      all Contracts (or group of related
                  Contracts), plans or programs pursuant to which payments, or an acceleration of or increase in benefits, may be required upon or after a change of control of the Company or any of its Subsidiaries;

                           (5) any other Contract (or group of related Contracts other than purchase orders entered into in the Ordinary Course of Business) the performance of which involves payment or rebates by the Company or any of its Subsidiaries of consideration in excess of $500,000 per year; or

                           (6) Contracts (or group of related Contracts) under which a Person (other than the Company or any Subsidiary) is advanced or loaned an amount exceeding $250,000.

                  (b) The Company has heretofore made available to the Buyer a true, complete and correct copy of each of the Contracts described above, each as in effect on the date hereof, and all amendments and supplements thereto and all waivers thereunder. Neither the Company, any of its Subsidiaries nor, to the Company's Knowledge, any other party is in default under, or in breach or violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default by the Company or any of its Subsidiaries under any material Contract, other than such defaults, breaches and violations as would not have a Material Adverse Effect.

         3.15. Transactions with Affiliates. There are no Contracts, leases or commitments between the Company or any of its Subsidiaries, on the one hand, and any of the Company's Affiliates (other than the Company or a wholly-owned Subsidiary of the Company), on the other hand, and there is no Indebtedness owing by any such Affiliate (other than a wholly-owned Subsidiary of the Company). There are no current or accrued liabilities or obligations (contingent or otherwise) of the Company or any of its Subsidiaries to any Affiliates.

         3.16. No Illegal Payments, Neither the Company, any of its Subsidiaries, nor any of its or their directors, officers, or, to the Company's Knowledge, employees or agents, has directly or indirectly (a) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or (b) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, in each case that might subject the Company or any of its Subsidiaries to any material damage or penalty in any civil, criminal or governmental litigation or proceeding.

         3.17. Litigation. There is no action, suit or proceeding at law or in equity, arbitration, or administrative or other proceeding by or before any government authority or arbitrator pending or, to the Company's Knowledge, threatened against or affecting the Company or any

Affiliate of the Company or any of their properties, assets or businesses, before any court or arbitrator or any governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. Neither the Company nor any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award.

         3.18. Customers and Suppliers. The Company and its Subsidiaries maintain good commercial relationships with their top ten (10) customers and suppliers (determined by the amount of total purchases or sales, as applicable) of the Company and its Subsidiaries taken as a whole, and have not received notice that any such customer or supplier intends to terminate or materially reduce or change the pricing or other terms of its business with the Company.

         3.19.    Labor and Employment.

                  (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there are no collective bargaining agreements that pertain to employees of the Company or any of its Subsidiaries. The Company has delivered or otherwise made available to the Buyer true, correct and complete copies of the collective bargaining agreements to which it or any of its Subsidiaries is a party, including all amendments, modifications or supplements thereto.

                  (b) No Employees are represented by any labor organization. Since October 1, 2001, no labor organization or group of employees of the Company or any of its Subsidiaries has made a demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company's Knowledge, threatened to be filed with the National Labor Relations Board or other labor relations tribunal. To the Company's Knowledge, there is no organizing activity involving the Company or any of its Subsidiaries occurring or threatened by any labor organization of employees of the Company or any of its Subsidiaries.

                  (c) Since October 1, 2001, there have been no strikes, work stoppages, slowdowns or lockouts occurring or, to the Company's Knowledge, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, unfair employment practices, charges, material grievances, arbitrations or other administrative or judicial complaints pending or, to the Company's Knowledge, threatened by or on behalf of any present or former employee or group of present or former employees of the Company.

                  (d) In the six-month period preceding the date of this Agreement (i) neither the Company nor any Company Subsidiary has effectuated a "plant closing" (as defined in the Worker Adjustment and Restraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of either the Company or any Company Subsidiary, (iii) neither the Company nor any Company Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state or local law or regulation and (iv) no employee of the

         Company or any Company Subsidiary has suffered an "employment loss" (as defined in the WARN Act) during the ninety (90) day period prior to the date of this Agreement.

4.       REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER.

         In order to induce the Sellers to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Sellers that:

         4.1. Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Buyer has made available to the Sellers Representative a true, complete and correct copy of each of the Buyer's organizational documents, each as in effect on the date hereof (collectively, the "Buyer Charter Documents").

         4.2. Authorization. The Buyer has the legal capacity, power and authority (including full corporate power and authority) to execute and deliver this Agreement and each other agreement, document or instrument contemplated by this Agreement and to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by the Buyer of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         4.3. No Violation or Approval. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not result in a breach or violation of, or a default under, (a) any of the Buyer Charter Documents, (b) any statute applicable to the Buyer, (c) any agreement to which the Buyer is a party or by which the Buyer or any of its assets is bound, or (d) any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over the Buyer or any of its assets. No consent, approval, order or authorization of, or filing with, any governmental authority or other entity is required in connection with the execution and delivery by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby, except for required filings under the HSR Act or any similar foreign filings.

         4.4. Litigation. As of the date hereof, there is no action, suit or proceeding against, or to the knowledge of the Buyer threatened against or affecting, the Buyer or any Affiliate of the Buyer or any of their properties, assets or businesses, before any court or arbitrator or any governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

         4.5. Investment Representation. The Buyer is acquiring the Acquisition Shares for investment and not with a view to, or in connection with, any distribution or sale thereof in violation of the Securities Act.

         4.6. Financing. The Buyer has and as of the Closing Date will have sufficient immediately available funds in cash or binding commitment letters, copies of which are attached hereto as Exhibit A (the "Commitment Letters"), to pay the amounts contemplated by Section 1.3 to be paid by the Buyer and all contemplated fees and expenses incurred by it and related to the transactions contemplated by this Agreement.

         4.7. Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of the Buyer in such manner as to give rise to any valid claim against the Sellers, the Company or the Buyer for any brokerage or finder's commission, fee or similar compensation.

5.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER.

         The obligation of the Buyer to purchase the Acquisition Shares and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

         5.1. Representations and Warranties. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, the representations and warranties of the Sellers and the Company in this Agreement (including the Disclosure Schedule) will be true and correct (reading out all materiality or Material Adverse Effect qualifiers for this purpose) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date except for (a) changes contemplated or permitted by this Agreement or the Disclosure Schedule and (b) any such representations or warranties that were made as of a specific date, which representations and warranties will have been true and correct as of such date.

         5.2. Performance of Obligations. Each of the Company and the Sellers will have performed and complied in all material respects with all agreements and conditions required by this Agreement or any other agreement related hereto to be performed or complied with by it or them at or prior to the Closing Date.

         5.3. Certificates. The Company and the Seller Representative will have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 5.1 through 5.2 is satisfied in all respects.

         5.4. Injunctions. No action or proceeding will have been instituted or threatened prior to or on the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement, the result of which could prevent or make illegal the consummation of such transactions. No United States, state or foreign governmental authority or other agency or commission or United States, state or foreign court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of prohibiting the consummation of the transactions contemplated by this Agreement.

         5.5. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation (excluding consents, authorizations and approvals relating to use, occupancy, Tax Liens and similar matters) for the consummation of the transactions contemplated by this Agreement will have consented to, authorized, permitted or approved such transactions, and any waiting periods (and any extensions thereof) under the HSR Act or similar foreign laws applicable to the transactions contemplated hereby will have expired or been terminated.

         5.6. Opinions of Counsel. The Sellers will have furnished the Buyer with (i) an opinion of Ropes & Gray LLP, counsel to the Investor, and (ii) an opinion of Rogers & Hardin LLP, counsel to the Management Investors, each in form and substance reasonably acceptable to the Buyer.

         5.7. General. All instruments and legal, corporate proceedings in connection with the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to the Buyer, and the Buyer will have received counterpart originals, or certified or other copies, of all documents, including records of corporate proceedings and opinions of counsel, that it may reasonably request in connection therewith.

         5.8. FIRPTA Certificate. Each Seller will have delivered to the Buyer a certificate issued by the Company meeting the requirements of Treasury Regulation Section 1.1445- 2(c)(3) and the Company will have provided proper notice to the U.S. Internal Revenue Service of the issuance of each such certificate pursuant to Treasury Regulations Section 1.897-2(h)(2).

         5.9. Acquisition Financing. The Buyer will have consummated the Acquisition Financing as it relates to debt financing and received the proceeds thereof in accordance with the terms of the Commitment Letters in respect of debt financing.

         5.10. Terminated Contracts. The Company will have terminated all contracts set forth on Schedule 5.10 ("Affiliate Contracts") and all amounts or obligations due or owing under such Affiliate Contracts will have been discharged and released.

         5.11. Resignations. The Company will have received resignations effective as of the Closing Date from each director of the Company and each Subsidiary.

         5.12. Releases. The Company will have received releases from each Seller in form and substance reasonably satisfactory to the Buyer.

         5.13. Indebtedness. The Buyer will have received a schedule listing the amount and detailing each category of the Company's and Simmons Company's Indebtedness immediately prior to the Closing, and all such Indebtedness, other than (i) the Indebtedness set forth on Schedule 1.3(e) and (ii) Indebtedness in respect of the Senior Subordinated Notes, shall have been paid off or defeased. The Buyer will have received copies of all pay-off letters in respect of such Indebtedness, a cancelled copy of the Junior Note and such other instruments evidencing the satisfaction and cancellation of such Indebtedness, including without limitation executed UCC-3 termination statements as reasonably requested by the Buyer.

         5.14. Section 280G. No amount payable in connection with the transactions contemplated by this Agreement will be subject to Section 280G(a) of the Code or Section 4999 of the Code.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS.

         The obligation of the Sellers to effect the sale of the Acquisition Shares and to consummate the other transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

         6.1. Representations and Warranties. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, the representations and warranties of the Buyer in this Agreement (including the Disclosure Schedule) will be true and correct (reading out all materiality or Material adverse Effect qualifiers for this purpose) as of the Closing Date as if made on and as of the Closing Date except for changes contemplated or permitted by this Agreement or the Disclosure Schedule and any such representations or warranties that were made as of a specific date, which representations and warranties will have been true and correct as of such date.

         6.2. Performance of Obligations. The Buyer will have performed and complied with all agreements and conditions required by this Agreement or any other agreement to be performed or complied in all material respects with by it at or prior to the Closing Date.

         6.3. Officer's Certificate. The Buyer will have delivered to the Seller Representative a certificate to the effect that each of the conditions specified above in Sections 6.1 through 6.2 is satisfied in all respects.

         6.4. Injunctions. No action or proceeding will have been instituted or threatened prior to or on the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement, the result of which could prevent or make illegal the consummation of any such transactions. No United States, state or foreign governmental authority or other agency or commission or United States, state or foreign court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of prohibiting the consummation of the transactions contemplated by this Agreement.

         6.5. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation (excluding consents, authorizations and approvals relating to use, occupancy, Tax Liens and similar matters) for the consummation of the transactions contemplated by this Agreement will have consented to, authorized, permitted or approved such transactions, and any waiting periods (and any extensions thereof) under the HSR Act or similar foreign laws applicable to the transactions contemplated hereby will have expired or been terminated.

         6.6. Opinion of Counsel. The Buyer will have furnished the Sellers with an opinion of Weil, Gotshal & Manges LLP, counsel to the Buyer, in form and substance reasonably acceptable to the Sellers.

         6.7. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to the Seller Representative, and the Sellers will have received counterpart originals, or certified or other copies, of all documents, including records of corporate proceedings and opinions of counsel, that the Seller Representative may reasonably request in connection therewith.

7.       COVENANTS OF THE PARTIES.

         7.1. Access to Premises and Information. Upon reasonable notice and subject to supervision by the Company or its agents and to the restrictions contained in confidentiality agreements to which such party is subject, on and prior to the Closing Date, the Company will permit, and will cause its Subsidiaries to permit, the Buyer and its authorized representatives and financing sources to have reasonable access during normal operating hours to the records and books of account of the Company and its Subsidiaries (the "Records") in possession of the Company, any of its Subsidiaries or the Sellers and to make extracts and copies of such Records and access to the premises, personnel, operations and financial condition of the Company and its Subsidiaries during normal business hours that relate in any manner to the conduct or operations of the Company or any of its Subsidiaries on or prior to the Closing Date.

         7.2. Conduct of Business Prior to Closing. Prior to the Closing, except as otherwise contemplated by this Agreement or the terms of any collective bargaining agreement or as disclosed in the Disclosure Schedule, the Company will and will cause its Subsidiaries to conduct their business in the Ordinary Course of Business. Without limiting the generality of the foregoing, without the prior consent of the Buyer and except as contemplated by this Agreement, the Company and its Subsidiaries will not take any of the following actions, whether or not in the Ordinary Course of Business consistent with past practice (unless otherwise specifically provided below): (a) increase the compensation (including bonuses) payable on or after the date hereof, or to become payable on or after the date hereof to any director or officer or other employee of the Company or any of its Subsidiaries, other than normal merit increases consistent with past practices; (b) declare or pay any dividends, issue, purchase or redeem any shares of its capital stock or any convertible securities into or exchangeable for any of its capital stock, or make any other distributions to its shareholders; (c) grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or withdraw from any Multiemployer Plan; (d) incur, assume, or guaranty any liabilities or Indebtedness of any kind other than Indebtedness that is incurred in the Ordinary Course of Business; (e) amend the Company Charter Documents or the Subsidiary Charter Documents; (f) dispose of any material assets, except for sales or dispositions of assets in the Ordinary Course of Business; (g) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization; (h) loan or advance any funds such that the amount of principal of loan advances owed by any person exceeds $250,000; (i) enter into or amend any written employment agreement with any employees or enter into or amend any collective bargaining agreement, or increase any severance obligation, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation or other benefit plan to or for any directors, officers or employees; (j) change its period or method of accounting, except as required by GAAP; (k) change any accounting or Tax reporting principles, methods or policies, settle or compromise any Tax claim, action, suit, litigation proceeding, arbitration, investigation, audit and/or controversy or surrender a right to claim a refund of Taxes; (1) acquire any material properties or assets or sell, assign, license, transfer, convey or lease or otherwise dispose of any material properties or assets of the Company or any Subsidiary other than in the Ordinary Course of Business; (m) enter into any transaction with any Affiliate of the Company, any Subsidiary or any Seller other than transactions between the Company and a wholly-owned Subsidiary or among wholly-owned Subsidiaries; (n) authorize or enter into any agreement in furtherance of any of the foregoing;
(o) manage the Company's working capital other than in the Ordinary Course of Business consistent with past practice; or (p) fail to collect or delay collection of any accounts receivable or fail to pay any accounts payable when due or pay any accounts payable during the final month of a fiscal quarter in a manner (including without limitation the timing of such payment) different than the manner in which (including without limitation the timing of such payment) the Company paid any accounts payable in the first two months of such fiscal quarter.

         7.3. Exclusivity. Until the earlier of the termination of this Agreement or the consummation of the Closing, the Sellers will not and the Company will not and will cause its Subsidiaries not to (a) encourage, solicit or initiate any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of the on Company or any of its Subsidiaries or any capital stock or other voting securities, or any substantial portion of the assets, of the Company or its Subsidiaries (other than sales of inventory in the Ordinary Course of Business), including any acquisition structured as a merger, consolidation or share exchange or any similar transaction; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will, and will cause the Company and its Subsidiaries and their officers, directors, agents and representatives to terminate any and all negotiations or discussions with any third party regarding any proposal concerning any purchase of the Shares, any merger or recapitalization, any sale of all or substantially all of the assets of the Company and its Subsidiaries or other similar transaction.

         7.4. Preparation for Closing. Each of the parties hereto agrees to use all commercially reasonable efforts to bring about the fulfillment of the conditions precedent contained in this Agreement.

         7.5. Company Payments. The Buyer will make available to the Company sufficient funds to enable the Company to take, and will cause the Company to take, each of the actions and to make in full each of the payments required of the Company pursuant to Section 1.3 hereof. The Buyer will or will cause the Company to make arrangements reasonably satisfactory to the issuer(s) or beneficiaries of any standby letters of credit outstanding as of the Closing Date to assume or replace such letters of credit as of the Closing Date.

7.6.     Confidentiality.

                  (a) Confidentiality Agreement. The provisions of that certain confidentiality letter agreement between the Buyer and Goldman, Sachs & Co. on behalf of the Company, dated September 2, 2003 (the "Confidentiality Agreement"), to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein.

                  (b) Announcements. Any announcements by any party hereto of the transactions contemplated hereby must be approved in writing in advance by each of the Buyer and the Seller Representative.

                  (c)      Permitted Disclosures. No provision of this Section
7.6 will be construed to prohibit (1) disclosures to appropriate authorities of such information as may be legally required for federal securities, Tax, accounting or other reporting purposes; (2) disclosures to employees or independent contractors concerning changes in their status and/or benefits; (3) disclosures to suppliers, licensees, customers, lessors, employees, former employees, agents and independent contractors of the Company to the extent reasonably necessary, in the Company's judgment, to preserve the business of the Company or to facilitate the transactions contemplated hereby; (4) confidential disclosures to legal counsel, independent accountants and lenders and their legal counsel; (5) disclosures to corporate parents and other corporate Affiliates; (6) disclosures pursuant to the terms of an order of a court or other governmental authority of competent jurisdiction; (7) disclosures required in connection with legal proceedings; (8) disclosures to the Trustee and its advisors; or (9) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof.

                  (d) Return of Confidential Information. In the event that the parties do not close the transactions contemplated hereby, each party agrees, in addition to (and not instead of) any obligations set forth in the Confidentiality Agreement, (1) promptly to return or destroy all confidential information (including without limitation all Evaluation Material, as defined in the Confidentiality Agreement) that was provided by any other party in contemplation of the transactions hereunder, and provide written certification of such destruction to the other party; (2) to refrain from using such confidential information in any manner, and (3) to keep such confidential information strictly confidential.

                  (e) Tax Disclosure. Notwithstanding anything express or implied in any other provision in this Agreement, the Confidentiality Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any Tax advisor regarding the Tax treatment and Tax structure of the transactions contemplated by this Agreement and may disclose to any Person, without limitation, the Tax treatment and Tax structure of such transactions and all materials (including opinions or other Tax analyses) that are provided to such party relating to such treatment or structure; provided, however, that this Section 7.6(e) does not authorize the disclosure of the identities of the Buyer, the Sellers, the Company, or any of the Company's Subsidiaries.

         7.7. Business Records. The Buyer acknowledges that the Sellers may from time to time from and after the Closing require access to copies of certain of the Records for the purpose of defending any litigation or Tax proceeding, and agrees that upon reasonable prior written notice, it will, and will ensure that the Company and its Subsidiaries will, during normal business hours, provide the Seller Representative and its consultants, legal counsel and other representatives, at Sellers' expense, with either access to or copies of the Records in such form as the Seller Representative may reasonably request for the purpose of defending any litigation or Tax proceeding for a period of six (6) years following Closing or the expiration of any applicable statute of limitations.

         7.8.     Regulatory and Other Authorizations and Consents.

                  (a) Authorizations and Consents; Filings Under HSR Act. Each party hereto will use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all federal, state, local and foreign regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the Buyer will cooperate fully with the Seller Representative and the Company in promptly seeking to obtain all such authorizations, consents, orders and approvals. As promptly as practicable, and in any event within 5 business days after the date of the execution of this Agreement, the Company and the Buyer will file notifications under and in accordance with the HSR Act and any similar foreign filings with respect to the transactions contemplated hereby in connection with the transactions contemplated hereby, seek early termination and respond as promptly as practicable and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or similar foreign filings. The parties will cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the non-filing or non-responding party and its advisors prior to filing or responding and to provide each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals or the termination or expiration of required waiting periods.

                  (b) Cooperation. The Sellers agree to cooperate (and cause the Company and each of its Subsidiaries to cooperate) with the Buyer, and the Buyer agrees to cooperate with the Sellers, to the extent necessary in connection with the filing of any information return or similar document relating to the Buyer's acquisition of the Company.

         7.9.     Employees.

                  (a) WARN. The Buyer will indemnify the Sellers and their Affiliates and defend and hold each of them harmless from and against any Losses that may be incurred by any of them under WARN or under any state, local or foreign law with respect to plant closing, layoff or relocation or the like or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment after the Closing.

                  (b)      No Third-Party Rights. No provision of this Section
7.9 will create any third-party beneficiary rights in any Affected Employee or other Person (including without limitation any heir, beneficiary, executor, administrator or representative of an Affected Employee or any other Person claiming through an Affected Employee) or the Company or any of its Subsidiaries with respect to employment or any term or condition thereof.

         7.10. Further Assurances. From time to time after the Closing, at the request of the Buyer, the Sellers will execute and deliver any further instruments and take such other action as the Buyer may reasonably request to carry out the transactions contemplated hereby.

         7.11. Attorney-Client Privilege. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of legal counsel representing the Company and any of its Subsidiaries in connection with this transaction will survive the Closing and remain in effect, provided, that from and after the Closing such privilege will be controlled by the Seller Representative and not the Company or any of its Subsidiaries. In addition, the Buyer hereby waives, on its own behalf and agrees to cause the Company or any of its Subsidiaries to waive, any conflicts that may arise in connection with such counsel representing the Sellers after the Closing, including in connection with a dispute with the Buyer or the Company following the Closing.

         7.12.    Actions with Respect to Financing.

                  (a) The Buyer and its Affiliates will perform all obligations required to be performed by them in accordance with and pursuant to any commitment letters for financing (the "Acquisition Financing") for the transactions contemplated hereby, will use reasonable commercial efforts to maintain the same in full force and effect, and will not amend, terminate or waive any provisions under such Commitment Letters in a manner that would materially affect the Buyer's ability to consummate the transactions contemplated hereby without the prior written consent of the Seller Representative. The Buyer will from time to time provide such information as the Seller Representative may reasonably request regarding the status of such financings and related negotiations.

                  (b) The Buyer will provide prompt written notice to the Seller Representative following its receipt of notification by any financing source under the Commitment Letters or in connection with any substitute debt or other financing of such source's refusal or intended refusal to provide the financing described in the applicable Commitment Letter and, in each case, the stated reasons therefor (if any). In any such event, the Buyer will use reasonable commercial efforts to arrange substitute financing for such financing as promptly as practicable.

         7.13. Transfer Taxes. The Sellers agree to pay any sales, use, transfer, stock transfer or withholding or like Taxes related to the transactions contemplated by this Agreement.

         7.14. Directors and Officers Indemnification and Insurance. The Buyer and the Company agree and the Company agrees to cause its Subsidiaries, on the Closing Date, to purchase and pay all the premium for directors and officers liability insurance covering the current and former directors and officers of the Company and its Subsidiaries and covering the period commencing on the Closing Date and ending on the six year anniversary thereof. Such insurance will be on terms and provide the coverage equal to or greater than the insurance policy or policies currently in effect for the directors and officers of the Company and its Subsidiaries; provided, that in the event annual premiums exceed 200% of the premiums paid by the Company or its Subsidiary immediately prior to the Closing Date, plus any unearned premiums returned, the Buyer will be required to maintain such policy but will not be liable for premium amounts in excess of such aggregate amount, which excess will be paid by the Fenway Investors. The Buyer and the Company agree not to amend or modify the director and officer indemnification provisions contained in the Company Organizational Documents and the Subsidiary Organizational Documents in any way that diminishes or adversely affects the indemnification or exculpation provisions provided herein and will not modify, amend or revoke the indemnification agreements among the Company or its Subsidiaries in any way that diminishes or adversely affects the indemnification or exculpation provisions provided herein and any director or officer currently in effect without the prior written consent of the Seller Representative.

         7.15. Non-Solicitation. For a period from the date hereof to the third (3rd) anniversary of the Closing Date, the Sellers will not, and will not knowingly cause their Affiliates to, solicit, induce or encourage any employees of the Company or its Subsidiaries or Affiliates who are or become employees of the Company or its Subsidiaries or Affiliates to leave such employment or hire, employ or otherwise engage any such individual.

         7.16.    Tender Offer.

                  (a) Not more than five (5) business days after the execution and delivery of this Agreement, the Buyer will commence a tender offer (the 'Tender Offer") pursuant to Rule 13e of the Exchange Act for the Senior Subordinated Notes of Simmons Company and will use commercially reasonable efforts to consummate the Tender Offer. The Company and the Buyer will cooperate with one another in connection with the preparation of all filings, mailings or other submissions to be made in connection with the Tender Offer, which cooperation will include, if requested by the dealer/manager, the Company signing the dealer/manager agreement in connection with the Tender Offer, provided, that the Tender Offer will not be consummated, nor will any amounts be payable to the holders of the Senior Subordinated Notes in the event that this Agreement is terminated pursuant to Section 8.1. The Buyer will bear the cost of any premium to be paid to the holders of the Senior Subordinated Notes and any costs and expenses related to the Tender Offer.

                  (b) If at any time prior to the Closing any information relating to the Company or any Subsidiary, or any of its Affiliates, officers, directors or employees should be discovered by the Buyer, the Company or any Subsidiary that should be set forth in an amendment or supplement to the documents filed or mailed in respect of the Tender Offer so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party that discovers such information will immediately notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information will promptly be prepared and, if required, filed with the SEC and/or disseminated to the holders of the Subordinated Notes.

         7.17. Notice of Developments. The Company will promptly, and in any event within five (5) days of becoming aware, notify the Buyer of any development causing a breach of any of the representations and warranties contained in Section 2 or 3 above. If the Buyer shall choose not to terminate the Agreement pursuant to Section 8.1(b), the Company shall amend the Disclosure Schedule and such information will be deemed disclosed as of the date of the Agreement.

         7.18. Schedules. The Company or the Sellers, as appropriate, will deliver to the Buyer at least three (3) business days prior to Closing a copy of all Schedules, exhibits or other written instruments to be prepared and/or delivered by the Company and/or the Sellers in connection with the Closing.

         7.19. ESOP Agreement. The Company agrees to cooperate with Trustee and use its reasonable commercial efforts to facilitate the execution of the ESOP Agreement within 7 business days after the date hereof, and upon the request of the Buyer to execute a drag-along notice.

         7.20. Fenway Rollover. The Buyer and the Fenway Investors agree that at the Closing the Fenway Investors will exchange shares of common stock of the Company for shares of the Buyer's parent, THL Bedding Holding Company (the "Parent"), the entity in which Thomas H. Lee Equity Fund V, L.P. and its Affiliates will invest and hold all of their equity, equal to ten (10%) percent of the outstanding capital stock of the Parent immediately following the Closing prior to giving effect to any management Options or any other securities convertible into equity of the Company, and the value of each share of common stock of the Company so exchanged will be the Purchase Price per Share. The Parent and the Fenway Investors will enter into an agreement regarding minority shareholder rights and obligations on substantially the terms set forth on Exhibit B attached hereto.

         7.21. Cancellation of Insurance Policies. At the written request of the Buyer, which request shall be made no later than three business days prior to the Closing, the Company will, or will cause its Subsidiaries to, terminate such existing insurance policies of the Company and its Subsidiaries as may be specified in such request.

8.       TERMINATION; EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

         8.1. Termination. The parties may not terminate this Agreement other than as follows:

                  (a) The Buyer and the Seller Representative may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (b) The Buyer may terminate this Agreement by giving written notice to the Seller Representative at any time prior to the Closing (1) in the event the Sellers or the Company have breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller Representative of the breach, and the Sellers have not within 30 days taken reasonable steps to cure such breach, or (2) if the Closing shall not have occurred on or before December 31, 2003 (the "Expiration Date"), by reason of the failure of any condition precedent under Section 5 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

                  (c) The Seller Representative may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (1) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller Representative has notified the Buyer of the breach, and the Buyer has not within 30 days taken reasonable steps to cure such breach, or (2) if the Closing shall not have occurred on or before the Expiration Date, by reason of the failure of any condition precedent under Section 6 hereof (unless the failure results primarily from the Sellers themselves or the Company itself breaching any representation, warranty, or covenant contained in this Agreement).

         8.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the parties hereunder will terminate without any liability of any party to any other party, except that (a) the representations made pursuant to Sections 2.1, 2.2, 3.1 and
3.3 and the rights and obligations of the parties under Sections 7.6, 8.3, 10.1 through 10.3, inclusive, and 10.9 through 10.13, inclusive, will survive such termination, and (b) nothing herein will relieve any party from liability for any breach hereof occurring prior to termination. The Confidentiality Agreement will survive the termination of this Agreement as set forth therein.

         8.3. Expiration of Representations, Warranties, and Covenants. Except for the representations and warranties in Section 2.1, 2.2, 3.1 and 3.3, which will survive until expiration of the applicable statutes of limitations, each of the representations and warranties contained in Sections 2, 3, and 4 hereof and all certificates delivered pursuant to Sections 5 and 6 hereof will expire at the earlier of (a) the consummation of the transactions contemplated hereby at the Closing or (b) the termination of this Agreement in accordance with Section 8.1 above, and thereafter no claim may be made or suit or other proceeding instituted for any breach of, or inaccuracy in, any such representation, warranty or certificate. All covenants contained in Section 7 hereof will expire in accordance with their terms; provided, that the agreements and covenants set forth in Sections 7.6, 7.7, 7.9, 7.10, 7.11, 7.13, 7.14, 7.15
and 7.20 and the Confidentiality Agreement will continue and survive Closing. No party will in any event be liable under this Agreement, and no claim may in any event be asserted hereunder, for any bss of profits or earnings, diminution in value or incidental or consequential damages by reason of a breach of any representation, warranty, or covenant contained herein.

9.       DEFINITIONS.

                  Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Section 9.

                  "Acquisition Financing" has the meaning set forth in Section 7.12.

                  "Acquisition Shares" has the meaning set forth in the recitals.

                  "Affected Employees" means all current employees of the Company and its Subsidiaries as of the Closing Date, including any such Person who is on an approved leave of absence.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "Affiliate Contracts" has the meaning set forth in Section
         5.10.

                  "Affiliated Group" means an affiliated group as defined in
         Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

                  "Agreement" has the meaning set forth in the preamble.

                  "Audited Financial Statements" has the meaning set forth in
         Section 3.6.

                  "Brokers" means Goldman, Sachs & Co., UBS Securities LLC, and Wachovia Capital Markets, LLC.

                  "Buyer" has the meaning set forth in the preamble.

                  "Buyer Charter Documents" has the meaning set forth in Section 4.1.

                  "Closing" has the meaning set forth in Section 1.3.

                  "Closing Date" has the meaning set forth in Section 1.3.

                  "Code" means the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

                  "Commitment Letters" has the meaning set forth in Section 4.6.

                  "Company" has the meaning set forth in the preamble.

                  "Company Charter Documents" has the meaning set forth in
         Section 3.2.

                  "Company IP Rights" means Intellectual Property Rights used by the Company or any of its Subsidiaries in the conduct of the business of the Company and its Subsidiaries as presently conducted, other than commercial off-the-shelf software licensed by the Company or any of its Subsidiaries in the Ordinary Course of Business.

                  "Company Plan" has the meaning set forth in Section 3.11.

                  "Company's Knowledge" means the actual knowledge, after discussion of the representations and warranties set forth in Section 3 with counsel for the Company, of the Chief Executive Officer (Charles Eitel), President (Robert Hellyer), Chief Financial

         Officer (William Creekmuir), General Counsel (Kristen McGuffey), Senior Vice President - Sales (Kevin Damewood), Senior Vice President - Manufacturing (Bob Carstens), Senior Vice President - Product Development and Supply Chain Management (Allen Podratsky), Executive Vice President of Human Resources (Rhonda Rousch), and Senior Vice President - Marketing (Don Hofmann) of Simmons Company as of the date hereof.

                  "Confidentiality Agreement" has the meaning set forth in
         Section 7.6(a).

                  "Contract" means any written contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, or arrangement.

                  "Credit Agreement" means the Credit and Guaranty Agreement dated as of October 29, 1998 among Simmons Company, the Company, certain Subsidiaries of the Company, the financial institutions listed therein as Lenders, Goldman Sachs Credit Partners L.P., as Joint Lead Arranger and as Syndication Agent, Warburg Dillon Read LLC, as Joint Lead Arranger, and UBS A.G., Stamford Branch, as Administrative Agent, as amended from tune to time.

                  "Disclosure Schedule" has the meaning set forth in Section 3.

                  "Earnouts" means, collectively, (a) each of (i) the Earn Out Amount, (ii) the Sale Earn Out Amount, (iii) the Sale Year Extrapolated Earn Out Amount, (iv) the Tax Benefit Amount, (v) the Buyer Sale NOL Amount, and (vi) the Surviving Corporation Sale NOL Amount payable to the Target Shareholders under, and as those terms are defined in, that certain Agreement and Plan of Merger by and among Simmons Company, SC Acquisitions, Inc. and SC Holdings, Inc., dated as of February 28, 2003; (b) amounts paid or payable to certain former shareholders of the Company pursuant to letter repurchase agreements with the Company, each dated as of November 6, 2003, relating to the repurchase of shares of common stock of the Company; (c) amounts payable pursuant to the Letter Agreement, dated as of December 31, 2002, by and among Fenway Partners, Inc., William L. McMahon and Boston Garden Advisors, LLC; and (d) amounts payable under any Contracts, plans or programs pursuant to which payments, or an acceleration of or increase in benefits, would be required upon or after a change of control of the Company or any of its Subsidiaries triggered by the transactions contemplated in this Agreement, other than amounts payable under or in respect of the Options, the Warrants, the Former Management Obligations, the 2003 Stock Appreciation Rights Plan and any rights or certificates issued thereunder, any Indebtedness of the Company or any of its Subsidiaries, and any amounts otherwise contemplated in Section 1.2(b) hereof.

                  "Employee Plan" means any plan, program, agreement, policy or arrangement that is: (a) a Welfare Plan; (b) a pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan or arrangement.

                  "Environmental Laws" means all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes or any other Hazardous Substance into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, presence, production, labeling, testing, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company, its Subsidiaries or their respective agents.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

                  "ESOP Agreement" has the meaning set forth in the recitals.

                  "ESOP Shares" has the meaning set forth in the recitals.

                  "ESOT" has the meaning set forth in the recitals.

                  "Expiration Date" has the meaning set forth in Section 8.1.

                  "Fenway Investors" has the meaning set forth in the preamble.

                  "Financial Statements" has the meaning set forth in
         Section 3.6.

                  "Former Management Obligations" means, collectively, (i) the four promissory notes issued by Simmons Company to Robert K. Barton;
         (ii) each of the Stock Repurchase Letter Agreements, as amended, by and among Simmons Company and the Company, on the one hand, and Leo T. Brennan, Ronald G. Hutchinson, Robert W. Lachenmaier, Jr., Paul R. Leber, Jr., Rod Saunders, respectively, on the other; and (iii) each of the Separation Agreements, as amended, by and among Simmons Company and the Company, on the one hand, and Mark Parris hand Joyce H. Glover, respectively, on the other.

                  "FPCF" has the meaning set forth in the preamble.

                  "GAAP" means United States generally accepted accounting principles.

                  "Hazardous Substance" means any hazardous or toxic substance, including any "hazardous substance" (as defined in 42 U.S.C.
         Section 9601(14)), and oil, gasoline and any other petroleum-based substance.

                  "HSR Act" has the meaning set forth in Section 2.3.

                  "Indebtedness" means with respect to any Person, all obligations, contingent or otherwise, in respect of: (a) borrowed money; (b) indebtedness evidenced by notes, debentures or similar instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers' acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); and
         (g) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (f).

                  "Insurance Penalties" means any cancellation penalties or breakage fees in respect of the insurance policies that the Company and its Subsidiaries have terminated pursuant to Section 7.21.

                  "Intellectual Property Rights" means all domestic or international intellectual property rights, including:

                  (i) patents and applications therefor, including continuation, divisional, continuation-in-part, or re-issue patent applications and patents issuing thereon (collectively "Patents");

                  (ii) fictional business names, trade names, trademarks and service marks (whether registered or unregistered, including any applications for registration of the foregoing), logos, Internet domain names, trade dress rights and general intangibles of a like nature, together with the goodwill associate with any of the foregoing (collectively "Marks");

                  (iii) copyrights and registrations and applications therefor
              (collectively "Copyrights") and mask work rights; and

                  (iv) know-how, inventions, discoveries, concepts, ideas,
              methods, processes, designs, formulae, technical data, drawings, specifications, databases and other proprietary and confidential information including customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights, mask work rights or Patents.

                  "Investor" has the meaning set forth in the preamble.

                  "Junior Note" means the Junior Subordinated Note issued by the Company to the Investor on October 29, 1998 in the original principal amount of $10,000,000.

                  "Leases" has the meaning set forth in Section 3.9(b).

                  "Lien" means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

                  "Losses" means judgments, damages, awards, fines, penalties, expenses, fees, costs, or amounts paid in settlement (including reasonable costs or expenses, but excluding any and all incidental, consequential or punitive damages, diminution in value and lost profits or earnings) arising out of any claim, complaint, demand, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter.

                  "Management Investors" means the shareholders of the Company, party hereto, who are officers or employees of Simmons Company.

                  "Material Adverse Effect" means any change, effect or circumstance or development that, individually or in the aggregate with any other change, effect, circumstance or development, is materially adverse to the business, assets, liabilities or condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that no change, effect or circumstance will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (a) a general deterioration in the United States economy or in the industries in which the Company operates, other than such deterioration due to any change in any law or regulation; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other material national international calamity or crisis, such as an act of terrorism, involving the United States; or (c) compliance with the terms of, or the taking of any action required by, this Agreement.

                  "Multiemployer Plan" has the meaning set forth in Section
         3.11.

                  "Options" means all options granted to the holders thereof to purchase shares of common stock of the Company.

                  "Optionholders" means the holders of Options.

                  "Ordinary Course of Business" means the ordinary course of business, consistent with past practice and custom, including without limitation (i) the introduction of new product lines, (ii) the procurement of new customers, and (iii) lease and license renewals.

                  "Owned Real Property" has the meaning set forth in Section 3.9(a).

                  "Parent" has the meaning set forth in Section 7.20.

                  "Person" means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

                  "Records" has the meaning set forth in Section 7.1.

                  "Reference Balance Sheet Date" has the meaning set forth in
         Section 3.6.

                  "Related Entity" has the meaning set forth in Section 3.1l(e).

                  "Rollover Shares" means those shares of common stock of the Company held by the Management Investors or the Fenway Investors that upon the Closing are not purchased by the Buyer but continue to be held by the Management Investors or the Fenway Investors.

                  "Schedules" means the Disclosure Schedule annexed hereto.

                  "Securities Act" means the Securities Act of 1933, as amended and the regulations issued thereunder.

                  "Seller" has the meaning set forth in the preamble.

                  "Seller Advisors" means Ropes & Gray LLP; Porzio, Bromberg & Newman LLP; O'Brien & Gere Engineers, Inc.; Rogers & Hardin LLP; and PricewaterhouseCoopers LLP.

                  "Seller Representative" means Simmons Holdings, LLC.

                  "Seller Shares" has the meaning set forth in the recitals.

                  "Senior Subordinated Notes" means the 10 1/4% Series B Senior Subordinated Notes due 2009 issued by Simmons Company in the aggregate original principal amount of $150,000,000 pursuant to that certain Indenture, dated as of March 16, 1999, between Simmons Company and SunTrust Bank, Atlanta, as trustee.

                  "Stockholder Agreements" means, collectively, (i) that certain 1999 Stockholders' Agreement, dated as of September 23, 1999, by and among the Company, the Investor and the members of management of Simmons Company, from time to time, party thereto; (ii) that certain 1998 Stockholders' Agreement, dated as of October 29, 1998 among the Company, Simmons Company, the Investor, Investcorp, and the Trustee;
         (iii) that certain 1998 Stockholders' Agreement, dated as of October 29, 1998, by and among the Company, the Investor and the Management Stockholders (as defined therein); and (iv) that certain Registration Rights Agreement, dated as of October 29, 1998, among the Company, Simmons Company, and the Holders of the Registrable Securities (as defined therein).

                  "Subsidiary" means with respect to any Person: (a) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries;
         (b) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests will at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (c) any limited partnership of which such Person or any of its Subsidiaries is a general partner; and (d) any limited liability company of which such Person or any of its Subsidiaries is a managing member. For the purposes of this definition, "voting stock" means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of contingency.

                  "Subsidiary Charter Documents" has the meaning set forth in
         Section 3.4.

                  "Tax" means all taxes, payable to any federal, state, local or foreign taxing authority, including (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, real or personal property, license, payroll, withholding, employment, social security (or similar), disability, excise, stamp, occupation, customs duties, registration, alternative and add-on minimum, estimated, and
         (b) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto.

                  "Tax Returns" means returns, reports, forms and information statements with respect to Taxes, including any schedule or attachment thereto, required to be filed with the U.S. Internal Revenue Service or any other federal, foreign, state, local or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

                  "Tender Offer" has the meaning set forth in Section 7.16.

                  "Transaction Expenses" has the meaning set forth in Section 1.2(b).

                  "Trustee" has the meaning set forth in the recitals.

                  "WARN" means the Worker Adjustment and Retraining Notification Act of 1988.

                  "WARN Act" has the meaning set forth in Section 3.19(d).

                  "Warrants" means the warrants held by the Investor to purchase 1,653,703.24 shares of common stock of the Company.

                  "Welfare Plan" means a welfare benefit plan within the meaning of Section 3(1) of ERISA.

10.      MISCELLANEOUS.

         10.1. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by nationally recognized overnight courier, registered mail or certified mail, or by electronic mail with confirmation of receipt. Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one business day following the date sent when sent by overnight delivery or the date receipt is confirmed when sent by electronic mail, or (b) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid to the following address:

          If to the Company, the Seller Representative or the Investor, to it at:

                  Fenway Partners, Inc.
                  152 West 57th Street, 59th Floor
                  New York, New York 10019
                  Tel: (212)698-9400
                  Fax: (212)581-1205

                  Attention: Richard C. Dresdale and Aron I. Schwartz (aschwartz@fenwaypartners.com)

                  - with a copy to -

                  Ropes & Gray LLP
                  One International Place
                  Boston, Massachusetts 02110-2624
                  Tel.:(617) 951-7000
                  Fax: (617) 951-7050
                  Attention: Lauren I. Norton, Esq.
                  (lnorton@ropesgray.com)

                  - and, if to the Company, a further copy to -

                  Simmons Company
                  One Concourse Parkway, Suite 800
                  Atlanta, Georgia 30328
                  Tel.:(770)392-2502
                  Fax: (770) 392-2608
                  Attention: Kristen McGuffey, Esq., Sr. VP/General Counsel (kmcguffey@simmons.com)

         If to the Buyer, to it at:

                  THL Bedding Company
                  c/o Thomas H. Lee Partners
                  75 State Street
                  Boston, Massachusetts 02109
                  Tel:(617) 227-1050
                  Fax:(617)227-3514
                  Attention: Scott Schoen
                             Todd Abbrecht

                  - with a copy to -

                  Weil, Gotshal & Manges LLP
                  100 Federal Street
                  Boston, Massachusetts 02110
                  Tel.:(617) 772-8300
                  Fax: (617)772-8333
                  Attention: James Westra, Esq.
                             Marilyn French, Esq.

         Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, facsimile transmission, ordinary mail, or electronic mail); provided, however, that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         10.2.    Provisions Concerning the Seller Representative.

                  (a) Appointment. Each Seller hereby appoints the Seller Representative as its exclusive agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on the Sellers' behalf). Without limiting the generality of the foregoing, such Sellers authorize and empower the Seller Representative to:

                           (1) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of such Sellers necessary to effectuate the Closing and consummate the transactions contemplated hereby;

                           (2) take all actions on behalf of such Sellers in connection with any claims arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, to defend or settle such claims and to make or receive and disburse payments in respect of such claims;

                           (3) execute and deliver, should it elect to do so in its sole discretion, on behalf of such Sellers, any amendment to this Agreement so long as such amendment will apply equally to all such Sellers;

                           (4) receive on behalf of the Sellers and distribute to the Sellers the consideration provided for hereunder, and withhold from any such distribution withholding taxes required by law to be withheld from the amounts so distributed; and

                           (5) take all other actions to be taken by or on behalf of such Sellers and exercise any and all rights that the Sellers are permitted or required to do or exercise under this Agreement.

                  (b) Actions Binding. All decisions and actions by the Seller Representative will be binding upon all Sellers; no such Seller will have the right to object, dissent, protest or otherwise contest the same; and the Buyer will be able to rely conclusively on the written instructions of the Seller Representative as to such decisions and actions taken by the Seller Representative hereunder.

                  (c) Liability. The Seller Representative will not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement, and the Sellers will severally and not jointly indemnify the Seller Representative from any Losses arising out of its serving as the Seller Representative hereunder. Each such Seller hereby unconditionally and irrevocably agrees to pay to the Seller Representative, promptly upon request and in any event within 10 days of such request, such Seller's pro rata share (in proportion to the amount of consideration received by such Seller relative to the aggregate consideration received by all Sellers, in each case as set forth on Schedule 1.1) of any amounts paid by the Seller Representative on behalf of such Sellers and agrees to pay such pro rata share of any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Seller Representative in connection with the protection, defense, enforcement or other expense of any rights under this Agreement. Any and all payments made by any Sellers under this Section 10.2 will be made free and clear of any present or future taxes, deductions, charges or withholdings and all liabilities with respect thereto. The Seller Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder; and the Buyer agrees that it will not look to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

         10.3. Expenses of Transaction. Whether or not the transactions provided for herein are consummated, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby, except that (a) the Buyer will pay the expenses, costs and fees incurred by the Company or the Sellers in connection with filings required under the HSR Act; and (b) the Company will assume and bear all other expenses, costs and fees (including legal and accounting fees and expenses) incurred by the Sellers or the Seller Representative in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby (including without limitation the fees and expenses of, or incurred by, the Trustee in connection with the sale of shares held by the ESOT).

         10.4. Entire Agreement. The agreement of the parties that is comprised of this Agreement and the Schedules hereto sets forth the entire agreement and understanding between the parties and supersedes any prior Contract, agreement or understanding (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement.

         10.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         10.6. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing, but only by an instrument in writing executed by each of the Buyer and the Seller Representative; provided, however, that the definition or calculation of the Purchase Price or of the Purchase Price per Share will not be altered or amended without the prior written consent of the Trustee.

         10.7. Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

         10.8. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the Sellers and the Buyer. This Agreement and any rights and obligations hereunder will not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written consent of the other parties hereto, which consent will not unreasonably be withheld; provided that the Buyer may collaterally assign its rights, interests or obligations under this Agreement without the consent of any other party to its financing sources.

         10.9. Governing Law. This Agreement, and all claims arising in whole or in part out of related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

         10.10. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the non-exclusive jurisdiction of the state courts of the State of New York, New York County or of the Commonwealth of Massachusetts, Suffolk County, or the United States District Court located in the State of New York, New York County or the Commonwealth of Massachusetts, Suffolk County for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts, whether on the grounds of forum non conveniens or otherwise. Each party hereby (x) consents to service of process in any such action in any manner permitted by New York or Massachusetts law, as applicable; (y) agrees that service of process made in accordance with clause
(x) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1 hereof, will constitute good and valid service of process in any such action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

         10.11. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS
SECTION 10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

         10.12. Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 10.10 and
10.11 above constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 10.10 or 10.11 above would constitute a material breach of this Agreement.

         10.13. Attorneys' Fees. In any action or proceeding instituted by a party arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, the prevailing party will be entitled to receive from the losing party reasonable attorney's fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

         10.14. Specific Enforcement. Each party acknowledges and agrees that the other parties would be irreparably damaged in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party hereto will be entitled to seek an injunction to specifically enforce the terms of this Agreement, in addition to any other remedy to which such party may be entitled hereunder, at law or in equity.

         10.15. No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

         10.16. Investigation; No Additional Representations. Neither the Sellers nor the Seller Representative have made, and are not making, any representation, warranty, covenant or agreement, express or implied, with respect to the matters contained in this Agreement other than the explicit representations, warranties, covenants and agreements set forth herein. The Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and its Subsidiaries, and (b) has been furnished with or given adequate access to such information about the Company and its Subsidiaries as it has requested.

         10.17. Negotiation of Agreement. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

         10.18. Construction. The inclusion of any information in the Disclosure Schedule will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be listed in the Disclosure Schedule or that such items are material to the Company or any of its Subsidiaries. The headings, if any, of the individual sections of the Disclosure Schedule are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedule is arranged in sections corresponding to the sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Schedule as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedule with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto.

         10.19. Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit, or describe the scope or intent of this Agreement, and will not affect in any way the meaning or interpretation of this Agreement.

         10.20. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument.

  [The remainder of this page is intentionally left blank. Signatures follow.]

                                                          SIMMONS HOLDINGS, INC.
                                                        STOCK PURCHASE AGREEMENT
                                                                  EXECUTION COPY

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.

THE BUYER:                          THL BEDDING COMPANY

                                    By: /s/ Scott A. Schoen
                                        ----------------------------------
                                        Name: Scott A. Schoen
                                        Title: Director

THE COMPANY:                        SIMMONS HOLDINGS, INC.

                                    By: /s/ Charles R. Eitel
                                        ----------------------------------
                                        Name: Charles R. Eitel
                                        Title: Chairman and Chief Executive
                                               Officer

THE INVESTOR:                       SIMMONS HOLDINGS, LLC

                                    By: /s/ Richard C. Dresdale
                                        ----------------------------------
                                        Name: Richard C. Dresdale
                                        Title: Vice President & Treasurer

THE PARENT:                         THL BEDDING HOLDING COMPANY
(with respect to Section 7.20 only)

                                    By: /s/ Scott A. Schoen
                                        -----------------------------------
                                        Name: Scott A. Schoen
                                        Title: Director

                                    S-1 of 3

                                                          SIMMONS HOLDINGS, INC.
                                                        STOCK PURCHASE AGREEMENT
                                                                  EXECUTION COPY

THE SELLERS (CONTINUED):

                                    FENWAY PARTNERS CAPITAL FUND II, L.P.
                                    By Fenway Partners II, LLC, its general
                                    partner

                                    By: /s/ Peter Lamm
                                        -----------------------------------
                                        Name: PETER LAMM
                                        Title: MANAGING DIRECTOR

                                    By: /s/ Richard C. Dresdale
                                        -----------------------------------
                                        Name: RICHARD C. DRESDALE
                                        Title: MANAGING DIRECTOR

                                    FPIP, LLC
                                    By Fenway Parters, Inc., its managing member

                                    By: /s/ Peter Lamm
                                        -----------------------------------
                                        Name: PETER LAMM
                                        Title: CHAIRMAN & SECRETARY

                                    By: /s/ Richard C. Dresdale
                                        -----------------------------------
                                        Name: RICHARD C. DRESDALE
                                        Title: PRESIDENT & TREASURER

                                    FPIP, trust, LLC
                                    By Fenway Parters, Inc., its managing member

                                    By: /s/ Peter Lamm
                                        -----------------------------------
                                        Name: PETER LAMM
                                        Title: CHAIRMAN & SECRETARY

                                    By: /s/ Richard C. Dresdale
                                        -----------------------------------
                                        Name: RICHARD C. DRESDALE
                                        Title: PRESIDENT & TREASURER

                                    S-2 of 3

                                                          SIMMONS HOLDINGS, INC.
                                                        STOCK PURCHASE AGREEMENT
                                                                  EXECUTION COPY

THE MANAGEMENT INVESTORS:

/s/ William S. Creekmuir
------------------------
William S. Creekmuir

/s/ Robert W. Hellyer
------------------------
Robert W. Hellyer

/s/ Rhonda C. Rousch
------------------------
Rhonda C. Rousch

The Charles Roy Eitel Revocable Trust
by: Charles R. Eitel, trustee

/s/ Trustee of Charles Roy Eitel Revocable Trust
------------------------------------------------

                                    S-3 of 3